Exhibit 99



FOR IMMEDIATE RELEASE

Contact:
Scott N. Greenberg
President
(410)379-3640

                  GP STRATEGIES REPORTS FOURTH QUARTER RESULTS

Quarter highlights:
  o Completed spin-off of National Patent Development Corporation
  o Quarterly Revenue for General Physics core business up 35% versus prior year period

New York, March 16, 2005 - GP Strategies Corporation (NYSE: GPX), a global provider of training, e-Learning solutions, management consulting, engineering and simulation services, today announced results for the fourth quarter ended December 31, 2004.

GP Strategies' operations consist of General Physics Corporation ("General Physics"), a wholly-owned subsidiary and GSE Systems, Inc. ("GSE"), a majority-owned subsidiary. As previously announced, GP Strategies completed the spin-off of National Patent Development Corporation ("NPDC") on November 24, 2004. Subsequent to the spin-off, GP Strategies ceased to have any ownership interest in NPDC, and the operations of NPDC, which include Five Star Products, Inc and MXL Industries, Inc., have been reclassified to discontinued operations for all periods presented.

In the fourth quarter of 2004, revenue at GP Strategies increased by $12.8 million to $52.7 million, as compared to revenue of $39.9 million in the fourth quarter of 2003. This increase is primarily attributable to the $12.0 million revenue increase at General Physics.

In the fourth quarter of 2004, General Physics' revenue increased by $12.0 million or 35% to $45.8 million, as compared to revenue of $33.8 million in the fourth quarter of 2003. General Physics recognized approximately $3.0 million in revenue in the fourth quarter of 2004 from disaster relief services in the aftermath of the Florida hurricanes.

For the quarter ended December 31, 2004, income from continuing operations was $21.6 million as compared to a loss of $2.0 million for the quarter ended December 31, 2003. The improvement was primarily due to increased profitability at General Physics; a $13.7 million gain on an arbitration award, net of fees, related to the Company's dispute with Electronic Data Systems Corporation; and an income tax benefit of $9.2 million, related to the recognition of approximately $15.0 million of net deferred tax assets in the fourth quarter of 2004. Diluted income (loss) from continuing operations per common share was $1.15 for the quarter ended December 31, 2004 as compared to a loss of $(0.11) for the quarter ended December 31, 2003.

"We had a very successful quarter, both operationally and strategically," said Scott N. Greenberg, President of GP Strategies. "With the spin-off of NPDC behind us, we have a renewed focus on driving the success of our core business."

For the year ended December 31, 2004, revenue increased by $54.0 million to $194.0 million, as compared to revenue of $140.0 million in the prior year. This 39% increase in revenue is primarily attributable to the increase in revenue at General Physics and to the consolidation of the results of operations of GSE for all of 2004 compared to only the fourth quarter of 2003. Prior to October 2003, the Company accounted for its investment in GSE using the equity method.

General Physics' revenue increased by $31.1 million or 23% for the year ended December 31, 2004 to $165.1 million, as compared to revenue of $134.0 million in the prior year. Consolidated revenue of GSE for the year ended December 31, 2004 aggregated $28.9 million, as compared to $6.1 million for the year ended December 31, 2003.

For the year ended December 31, 2004, income from continuing operations was $22.4 million as compared to a loss of $8.1 million in the prior year. The improvement was primarily due to increased profitability at General Physics; a $13.7 million gain on an arbitration award, net of fees and an income tax benefit of $8.0 million. Diluted income (loss) from continuing operations per common share was $1.23 for the year ended December 31, 2004 as compared with a loss of $(0.47) in the prior year.

In reliance on an exemptive order issued by the SEC, the Company's Annual Report on Form 10-K, which is expected to be filed shortly, will not include management's report on internal control or the related attestation required by
Section 404 of the Sarbanes-Oxley Act of 2002. The Company plans to file such report and attestation by amendment prior to the expiration of the 45-day extension available under such exemptive order. Although the Company is currently performing its assessment of the effectiveness of its internal control over financial reporting, the Company has identified certain material weaknesses in its internal control, in the areas of accounting for income taxes and preparation and review of certain consolidated financial statement footnote disclosures. The deficiencies were promptly brought to the attention of the Company's Audit Committee and the Company has assigned a high priority to the improvement of its internal control over financial reporting. The Company is developing a plan to remediate the material weaknesses in its internal controls and expects to begin implementing such remediation plan as soon as possible. Further information on these weaknesses and the Company's remediation plans is set forth in the Company's Annual Report on Form 10-K.

The Company has scheduled an investor conference call for 10:00 a.m. EST on March 16, 2005. In addition to prepared remarks from management, there will be a question and answer session on the call. The dial-in number for the live conference call will be 888-412-9257. A telephone replay of the call will also be available beginning at 1:00 p.m. on March 16, until 11:59 p.m. on March 23. To listen to the replay, dial 800-642-1687 or 706-645-9291, using conference ID number 4785274.

About GP Strategies Corporation

GP Strategies, whose operating subsidiaries are General Physics, and GSE, is a NYSE listed company (GPX). General Physics and GSE are global providers of training, e-Learning solutions, management consulting, engineering and simulation services, improving the effectiveness of organizations by customizing solutions to meet the specific needs of clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information about GP Strategies may be found at www.gpstrategies.com and about General Physics at www.gpworldwide.com.

The forward-looking statements contained herein reflect GP Strategies' management's current views with respect to future events and financial performance. We use words such as "expects", "intends" and "anticipates" to indicate forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, all of which are difficult to predict and many of which are beyond the control of GP Strategies, including, but not limited to, our inability to generate funds by selling any assets that were included in the recently completed NPDC spin-off, our holding company structure, failure to continue to attract and retain personnel, loss of business from significant customers, failure to keep pace with technology, changing economic conditions, competition, our ability to implement procedures that will reduce the likelihood that material weaknesses in our internal controls will occur in the future, and those other risks and uncertainties detailed in GP Strategies' periodic reports and registration statements filed with the Securities and Exchange Commission.

If any one or more of these expectations and assumptions proves incorrect, actual results will likely differ materially from those contemplated by the forward-looking statements. Even if all of the foregoing assumptions and expectations prove correct, actual results may still differ materially from those expressed in the forward-looking statements as a result of factors we may not anticipate or that may be beyond our control. While we cannot assess the future impact that any of these differences could have on our business, financial condition, results of operations and cash flows or the market price of shares of our common stock, the differences could be significant. We do not undertake to update any forward-looking statements made by us.

                                  TABLES FOLLOW

The following table summarizes the revenue of GP Strategies Corporation, by reporting segment, and the consolidated results of their operations for the quarters and years ended December 31, 2004 and 2003. As previously announced, GP Strategies Corporation ("the Company" or "GP Strategies") completed the spin-off of National Patent Development Corporation ("NPDC") on November 24, 2004. Subsequent to the spin -off, the Company's operations consist of General Physics Corporation ("General Physics") and GSE Systems, Inc. ("GSE") a majority-owned subsidiary and the Company ceased to have ownership interest in NPDC. The operations of NPDC, which included Five Star Products, Inc and MXL Industries, Inc., have been reclassified to discontinued operations for all periods presented.


(Unaudited - in thousands):

                                                                       Quarters Ended             Years Ended
                                                                        December 31,              December 31,
                                                               -----------------------------    -------------------------------
                                                               -------------- --------------    -------------- ----------------

                                                                    2004        2003               2004 (1)          2003
                                                                    ----        ----               --------          ----
Revenue
General Physics                                                    $45,803        $33,805           $165,066       $133,975
GSE                                                                  6,858          6,059            28,907           6,059
                                                               -------------- --------------    -------------- ----------------
                                                               -------------- --------------    -------------- ----------------
                                                                   $52,661        $39,864           $193,973       $140,034
                                                               -------------- --------------    -------------- ----------------

Revenue                                                            $52,661        $39,864           $193,973       $140,034
Cost of revenue                                                    (45,689)       (34,268)          (168,010)      (122,939)
                                                               -------------- --------------    -------------- ----------------
                                                               -------------- --------------    -------------- ----------------
  Gross profit                                                       6,972          5,596             25,963         17,095
Selling, general & administrative expenses                          (5,129)         (4,943)          (20,757)       (19,935)
Executive bonus compensation                                        (2,978)         (2,000)           (2,978)        (3,000)
                                                               -------------- --------------    -------------- ----------------
                                                               -------------- --------------    -------------- ----------------

  Operating income (loss)                                           (1,135)        (1,347)             2,228         (5,840)

Interest expense                                                      (479)          (721)            (2,113)        (3,123)
Other income (expense)                                                 234           (184)               649           (218)
Gain on arbitration award, net of legal fees                        13,660             --             13,660             --
Gains on sales of marketable securities, net                            --            161                 --            559
Valuation adjustment of liability for warrants                          --            272                 --          1,436
                                                               -------------- --------------    -------------- ----------------
                                                               -------------- --------------    -------------- ----------------

  Income (loss) before income tax (expense) benefit
   and minority interests                                           12,280         (1,819)            14,424         (7,186)
Income tax (expense) benefit                                         9,213           (194)             8,009           (985)
                                                               -------------- --------------    -------------- ----------------
                                                               -------------- --------------    -------------- ----------------
  Income (loss) before minority interests                           21,493         (2,013)            22,433         (8,171)
Minority interests                                                      97             60                 12             60
                                                               -------------- --------------    -------------- ----------------
                                                               -------------- --------------    -------------- ----------------
  Income (loss) from continuing operations                          21,590         (1,953)            22,445         (8,111)
Income (loss) from discontinued operations,
   net of income tax (expense) benefit                                 (23)            93                 75           (165)
                                                               -------------- --------------    -------------- ----------------
                                                               -------------- --------------    -------------- ----------------
  Net income (loss)                                                $21,567        $(1,860)         $  22,520      $  (8,276)
                                                               ============== ==============    ============== ================
                                                               ============== ==============    ============== ================

Per common share data:
Basic
  Income (loss) from continuing operations                      $     1.21          $   (.11)     $    1.27      $    (0.47)
  Income (loss) from discontinued operations                            --               .01             --           (0.01)
  Net income (loss)                                             $     1.21          $   (.10)     $    1.27      $    (0.48)
Diluted
  Income (loss) from continuing operations                      $     1.15          $   (.11)     $    1.23      $    (0.47)
  Income (loss) from discontinued operations                            --               .01             --           (0.01)
  Net income (loss)                                             $     1.15          $   (.10)     $    1.23      $    (0.48)

 (1) Prior to October 2003, the Company accounted for its investment in GSE using the equity method.

The following table summarizes the condensed consolidated balance sheet data of GP Strategies Corporation, as of December 31, 2004 and 2003. On November 24, 2004, the Company distributed net assets of $26.0 million to NPDC in connection with its spin-off.


  (Unaudited - in thousands):
                                                                                                      December 31,
                                                                                                    2004           2003
                                                                                                    -----          ----
  Current assets:
     Cash and cash equivalents                                                                      $2,417         $4,416
     Cash held in escrow from arbitration                                                           13,798             --
     Accounts and other receivables                                                                 31,114         39,737
     Costs and estimated earnings in excess of billings on uncompleted contracts                    16,834         14,502
     Inventories                                                                                        --         28,300
     Prepaid expenses and other current assets                                                       5,828          6,705
                                                                                              -------------- -------------
                                                                                              -------------- -------------
        Total current assets                                                                        69,991         93,660
  Property, plant and equipment, net                                                                 2,673          8,994
  Goodwill and other intangibles                                                                    63,404         63,426
  Other assets                                                                                      19,967         22,243
                                                                                              -------------- -------------
                                                                                              -------------- -------------
        Total assets                                                                              $156,035       $188,323
                                                                                              ============== =============
                                                                                              ============== =============

  Current liabilities:
     Current maturities of long-term debt                                                             $100         $1,112
     Short-term borrowings                                                                           6,068         26,521
     Accounts payable and accrued expenses                                                          33,219         38,107
     Billings in excess of costs and estimated earnings on uncompleted contracts                    10,003          9,922
                                                                                              -------------- -------------
                                                                                              -------------- -------------
        Total current liabilities                                                                   49,390         75,662
  Long-term debt less current maturities                                                            10,951         13,749
  Other non-current liabilities                                                                      1,739          1,728
                                                                                              -------------- -------------
                                                                                              -------------- -------------
        Total liabilities                                                                           62,080         91,139
  Minority interests                                                                                 2,335          4,372
  Total stockholders equity                                                                         91,620         92,812
                                                                                              -------------- -------------
                                                                                              -------------- -------------
        Total liabilities and stockholders' equity                                                $156,035       $188,323
                                                                                              ============== =============
                                                           # # # #